As filed with the Securities and Exchange Commission on November 1, 2021.

Registration No. 333-252255

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-252255

UNDER

THE SECURITIES ACT OF 1933

EXTRACTION OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1473923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Extraction Oil & Gas, Inc. 2021 Long-Term Incentive Plan

(Full titles of the plan)

410 17th Street, Suite 1400

Denver, Colorado 80202

(720) 440-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cyrus D. Marter IV

President and Secretary

Extraction Oil & Gas, Inc.

410 17th Street, Suite 1400

Denver, Colorado 80202

(720) 440-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shelley A. Barber

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

(214) 237-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Extraction Oil & Gas, Inc., a Delaware corporation (“Extraction”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following Registration Statement on Form S-8 (the “Registration Statement”), which was filed by Extraction with the Securities and Exchange Commission (the “SEC”) on the date set forth below, to deregister any and all shares of Extraction’s common stock, par value $0.01 per share (“Common Stock”), registered but unissued under such Registration Statement as of the date hereof:

1.

Registration Statement on Form S-8 (No. 333-252255), filed by Extraction with the SEC on January 20, 2021, registering 3,792,321 shares of Common Stock under the Extraction Oil & Gas, Inc. 2021 Long-Term Incentive Plan.

On November 1, 2021, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of May 9, 2021, by and among Bonanza Creek Energy, Inc., a Delaware corporation (“Bonanza Creek”), Raptor Eagle Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Bonanza Creek (“Raptor Eagle Merger Sub”), and Extraction, Raptor Eagle Merger Sub merged with and into Extraction (the “Merger”), with Extraction continuing its existence as the surviving corporation and a wholly owned subsidiary of Bonanza Creek following the Merger.

As a result of the completion of the Merger, Extraction has terminated all offerings of shares of Common Stock pursuant to the Registration Statement. In accordance with the undertakings made by Extraction in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Extraction hereby removes from registration by means of this Post-Effective Amendment all shares of Common Stock registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and Extraction hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on November 1, 2021.

EXTRACTION OIL & GAS, INC.

By:	/s/ Cyrus D. Marter IV
Cyrus D. Marter IV
President and Secretary

Note: No other person is required to sign this Post-Effective Amendment to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.